Exhibit 10.2

January 2026

BayCoast Bank

Swansea, Massachusetts

INCENTIVE COMPENSATION PLAN

2026

Prepared By: Scott P. Lopes, SVP Chief Human Resources and Talent Officer Approved By: HR & Compensation Committee January 26, 2026

January 2026

BayCoast Bank

Swansea, Massachusetts

INCENTIVE COMPENSATION PLAN

January 2026

BayCoast Bank

Swansea, Massachusetts

Introduction and Highlights of Incentive Compensation Plan for 2026

It is important to examine the benefits to the Bank that are attributable through the operation of this Incentive Compensation Plan (the “Incentive Plan” or “Plan”), which is designed to cover all eligible employees.

∎	Provides Motivation: The opportunity to earn incentive awards provides employees with the motivation to “stretch” for challenging, yet attainable, goals.

∎	Provides Retention: The opportunity to earn incentive awards enhances the Bank’s competitive compensation posture.

∎	Provides Management Team Building: Because the incentive award is dependent on the attainment of Bank goals, a “team orientation” is fostered among all employees.

The highlights of the Incentive Compensation Plan included in the following pages are as follows:

1.	The Board of Directors controls all aspects of the Plan, including the sole discretion to distribute all, partial, or none of the incentive awards based on Performance Goals.

2.	All eligible employees are participants of the Plan.

3.	The criteria necessary for Plan operation consists of Capital Performance Goals, Bank-wide Financial Performance Goals and Individual and/or Department Performance Goals.

4.	Incentive award distributions may range from 0% of base salary (did not meet Bank and/or individual goals) to 45% of base salary (maximum performance under the Plan).

5.

At the sole discretion of the Board of Directors, and upon subsequent approval, award distribution would be made during the first quarter of the current fiscal year for the prior year’s end performance.

6.	The Plan Level categories of Incentive Plan participants are as follows:

January 2026

Plan Level	Pay Grade Code	Range of Bonus Awards
A	Chair & CEO, President	0% - 45%
B	119E*	0% - 37.5%
B	118E*	0% - 37.5%
C	117E*	0% - 30%
C	116E*	0% - 30%
C	115E*	0% - 30%
D	114E*	0% - 22.5%
D	113E*	0% - 22.5%
D	112E*	0% - 22.5%
D	112N*	0% - 22.5%
D	111E*	0% - 22.5%
E	110E*	0% - 15%
E	110N*	0% - 15%
E	109E*	0% - 15%
E	109N*	0% - 15%
E	108E*	0% - 15%
E	107E*	0% - 15%
F	108N*	0% - 10%
F	107N*	0% - 10%
F	106N*	0% - 10%
F	105N*	0% - 10%
F	104N*	0% - 10%
F	103N*	0% - 10%
F	102N*	0% - 10%
F	101N*	0% - 10%

•	*E = Exempt

•	*N = Non-Exempt

The Board of Directors of BayCoast Bank has established this Incentive Plan, and reserves the right, and has the sole discretion, to distribute all, part, or none of the incentive awards based on all of the Performance Goals. The purpose of the Plan is to meet and exceed financial goals and

January 2026

to promote a superior level of performance relative to the Bank’s competition in its market area. By offering the potential payment of incentive compensation beyond base salaries, the Plan provides a reward for meeting and exceeding the Performance Goals established each fiscal year. The Incentive Compensation Plan will be presented to the HR & Compensation Committee then Executive Committee for review and subsequent approval on an annual basis.

SECTION I - DEFINITIONS

Various terms used in the Plan are defined as follows:

Base Salary Earnings & Comm.:	The base salary earnings and commissions for the Plan year ended.

Board of Directors:	The Board of Directors of BayCoast Bank.

Chair & CEO:	Board Chair and CEO of BayCoast Bank.

President:	President of BayCoast Bank

Executive Committee:	The Executive Committee of the Board of Directors of BayCoast Bank.

HR & Compensation Committee:	The HR & Compensation Committee of the Board of Directors of BayCoast Bank.

Management Performance Goals:	The pre-set objectives and goals recommended by Bank Management which determine the range of awards if the Board of Directors elects to distribute awards under the Plan for the Plan Year

Plan Participant:	An eligible employee of the Bank designated by the Chair & CEO, President and approved by the HR & Compensation Committee for participation for the Plan Year.

Plan Year:	The fiscal year.

January 2026

Performance Goals:	Capital Performance Goals and Bank-wide Financial Performance Goals based on financial results as reflected in the audited financial statements. Individual and/or Department Performance Goals are based on the success of individual and/or department performance.

SECTION II - ELIGIBILITY TO PARTICIPATE

To be eligible for a potential award under the Plan, a Plan Participant must be in full-time or part-time service for the Bank at the start and close of the fiscal year and be employed with the Bank when the award is distributed. The employee’s job performance will also be a consideration when determining the amount of the award. If the active, full-time service with the Bank of a Plan Participant in the Plan is terminated by death, disability, retirement, or if the Plan Participant is on an approved leave of absence, the Chair & CEO or President may recommend an award to such Plan Participant based on the proportion of the plan year he/she was an active employee with less than one year’s service.

SECTION III - ACTIVATING THE PLAN

Subject to the discretion of the Board of Directors, the operation of the Plan is predicated on attaining and exceeding the Performance Goals. Capital Performance Goals are set forth in Appendix A. The Bank-wide Financial Performance Goals are set forth in Appendix B. Individual and/or Department Goals are included in Appendix C. Goals are reviewed and recommended by the HR & Compensation Committee for subsequent approval by the Executive Committee on an annual basis.

SECTION IV - CALCULATION OF AWARDS

The HR & Compensation Committee designates a rate of distribution for the incentive awards as determined by this Plan. The actual rate of distribution for each category of employees will be based on Bank-wide Financial Performance Goal percentage attained by operating results and based on the Individual and/or Department Performance Goals percentage attained. These two percentages attained will be multiplied by the Capital Performance Goal percentage attained to

January 2026

determine the overall percentage. The individual performance of each employee may also affect the dollar amount or percentage of the award granted to each recipient under this Plan. The full Board of Directors, in their sole discretion, will determine if both Bank and individual performance warrants approval and distribution of the final awards on an annual basis.

SECTION V - DISTRIBUTION OF AWARDS

At the Board of Directors’ discretion, distribution of awards will be made during the first quarter of the year following the end of the previous Plan Year. Distribution of the incentive award must be recommended by the Chair & CEO, President and approved by the HR & Compensation Committee. In the event of death of a Plan Participant, any approved award as outlined in Section II for distribution will become payable to the designated beneficiary of the Plan Participant as recorded under the Bank’s group life insurance program, or in the absence of a valid designation, to the Plan Participant’s estate.

SECTION VI - PLAN ADMINISTRATION

The Board of Directors shall, with respect to the Plan, have the full power and authority to construe, interpret, manage, control, and administer this Plan, and to pass and decide upon cases in conformity with the objectives of the Plan.

Any decision made or action taken by the Bank or the Board of Directors, arising out of, or in connection with, the administration, interpretation, and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties.

No member of the Board of Directors or employee of the Bank shall be liable for any act or action hereunder, whether of omission or commission, by a Plan Participant or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated in accordance with the Plan.

SECTION VII - AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

The Bank reserves the right, by and through its Board of Directors, to amend, modify, suspend, reinstate, or terminate all or part of the Plan at the end of any Plan Year. The Board of Directors

January 2026

will give prompt written notice to each Plan Participant of any amendment, suspension or termination or any material modification of the Plan.

SECTION VIII - EFFECTIVE DATE OF THE PLAN

The initial effective date of the plan shall be January 1, 2008, and then January 1 of each calendar year for succeeding Plan Years.

SECTION IX - EMPLOYER RELATION WITH PARTICIPANTS

Neither establishment nor the maintenance of the Plan shall be construed as conferring any legal rights upon any Plan Participant or any person for a continuation of employment, nor shall it interfere with the right of an employer to discharge any Plan Participant or otherwise deal with him/her without regard to the existence of the Plan.

SECTION X - GOVERNING LAW

Except to the extent pre-empted under federal law, the provisions of the Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

In the event of relevant changes in the Internal Revenue Code, related rulings and regulations, or changes imposed by other regulatory agencies affecting the continued appropriateness of the Plan and awards made there under, the Board may, at its sole discretion, accelerate or change the manner of payments of any unpaid awards or amend the provisions of the Plan.

SECTION XI – CHAIR & CEO/ PRESIDENT’S DISCRETION

The Chair & CEO and President will review the amounts to be awarded to individual Plan Participants in accordance with the Incentive Plan. In addition to the Bank’s performance, an eligible employee’s job performance will also be a consideration when determining the amount of the award. The Chair & CEO and President may recommend to the Board of Directors an upward or downward adjustment to a bonus award if an employee’s performance warrants. The Board of Directors, in its sole discretion, may adjust the Chair & CEO’s and President’s bonus

January 2026

award upward or downward if, in their opinion, the Chair & CEO’s and President’s performance warrants.

SECTION XII – CLAWBACK PROVISION

In the event that BayCoast Bank is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors), each Executive Officer (as defined below) shall reimburse the Bank for part, or the entire incentive award made to such Executive Officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this Plan, (i) the term ‘incentive awards” means awards under the Bank’s Short-term Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term “Executive Officer” means employees in Executive/Senior Officer roles and above who are eligible to participate in the Bank’s Short-term Incentive Plan. The Bank may seek to reclaim incentives within a three-year period of the incentive payout.